Gulfslope Energy, Inc. S-1

Exhibit 5.1

Mayer Brown LLP 700 Louisiana Street Suite 3400 Houston, TX 77002-2730 United States of America T: +1 713 238 3000 F: +1 713 238 4888 mayerbrown.com

August 5, 2019

Board of Directors GulfSlope Energy, Inc. 1331 Lamar Street, Suite 1665 Houston, Texas 77010
Ladies and Gentlemen:

We have acted as counsel to GulfSlope Energy, Inc., a Delaware corporation (the “Company”), in connection with the preparation of a registration statement on Form S-1 (the “Registration Statement”) to be filed with the U.S. Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the registration of 156,000,000 shares (the “Note Shares”) of common stock of the Company, par value $0.001 per share (the “Common Stock”) issuable upon conversion of outstanding convertible debentures and up to 50,000,000 shares of Common Stock which are issuable upon exercise of outstanding warrants to purchase Common Stock (the “Warrant Shares”) held by certain of the selling stockholders named in the Registration Statement, that may be offered and sold from time to time by the selling stockholders identified in the Registration Statement.

In connection with this opinion, we have examined the Registration Statement, the Certificate of Incorporation and By-laws of the Company, each as restated and/or amended to date, and such other documents as we have deemed necessary for purposes of rendering the opinions hereinafter set forth. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to our opinion, on certificates and other inquiries of officers of the Company.

In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents and the legal competence of all signatories to such documents.

We express no opinion herein as to the laws of any state or jurisdiction other than the state laws of the State of New York, the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

Based upon and subject to the foregoing, we are of the opinion that:

(i) the Note Shares issuable upon conversion of outstanding convertible debentures, are duly authorized and will be, when issued in the manner described in the Registration Statement, legally and validly issued, fully paid and non-assessable; and

(ii) the Warrant Shares issuable upon exercise of outstanding warrants, are duly authorized and will be, when issued in the manner described in the Registration Statement, legally and validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement, the Related Registration Statement and to the reference to this firm under the caption “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended or under the rules and regulations promulgated by the Securities and Exchange Commission. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws, even where the Offered Securities may be issued from time to time on a delayed or continuous basis.

Very truly yours,

/s/ Mayer Brown LLP

Mayer Brown LLP